SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

April 23, 2001

rStar Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27029	91-1836242

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Executive Parkway, Suite 150
San Ramon, California 94583

(Address of principal executive offices)
(Zip Code)

(925) 543-0300

(Registrant’s telephone number)

ZapMe! Corporation

(Former name or former address, if changed since last report)

Item 5. Other Events.

      On April 23 2001, rStar Corporation, a Delaware corporation (“rStar”), Gilat To Home Latin America (Holland) N.V., a Dutch corporation (the “Seller”) and Gilat Satellite Networks Ltd., an Israeli corporation (“Gilat”) entered into an acquisition agreement (the “Acquisition Agreement”) that will result in the acquisition and funding of Gilat’s Starband Latin America business by rStar.

      Under the Acquisition Agreement, the Seller will form a direct wholly-owned subsidiary, Starband Latin America (Holland) B.V. (the “Company”), for the purpose of leveraging Gilat’s substantial experience in providing satellite-based services to corporate clients operating large-scale networks. Prior to the closing of the transactions contemplated in the Acquisition Agreement, Gilat, the Seller and their affiliates shall contribute to the Company the exclusive rights (i) to implement, operate and market broadband Internet access services and voice services to consumers and small office and home office subscribers across Latin America (including, among countries, Brazil, Argentina, Mexico, Peru and Chile), (ii) to provide in Latin America a bundled product with direct –to-home television service using a satellite dish and (iii) to provide in Latin America such new technologies and products related to the foregoing as Gilat may in the future develop or make available to Gilat’s joint venture, Starband Communications Inc., which shall be offered to the Company upon commercially reasonable terms, together with related assets, licenses, rights, management, employees experience and know-how. Gilat and its affiliates shall also contribute certain assets and business contracts to the Company prior to the closing. rStar has agreed to purchase all of the outstanding stock of the Company in exchange for 43,103,448 shares of rStar common stock.

      Pursuant to the Acquisition Agreement, rStar and Gilat have further agreed that rStar will issue and deliver 19,396,552 shares of rStar common stock to Spacenet, a wholly-owned Gilat subsidiary, in full satisfaction of rStar’s outstanding capital lease obligations to Spacenet. rStar will also make a tender offer, in compliance with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, to acquire, in exchange for up to $4 million in cash and up to 312,500 Ordinary Shares of Gilat, up to 20 percent of rStar common stock held by each shareholder of rStar (other than Gilat and its affiliates). Based on the number of shares outstanding as of April 2, 2001, subject to the 20 percent limitation, for each rStar share tendered, each rStar shareholder (other than Gilat and its affiliates) should receive approximately $0.95 in cash and .0738 shares of Gilat Ordinary Shares. Further details on the tender offer will be distributed as soon as they are available. It is anticipated that at the conclusion of the above-described transactions, Gilat and its affiliates’ ownership of rStar’s outstanding common stock will increase from approximately 51 percent to approximately 80-84 percent.

      The board of directors of rStar approved the Acquisition Agreement and the transactions contemplated thereby. Certain shareholders of rStar, including Gilat, who currently own a majority of rStar’s common stock, have entered into a voting agreement pursuant to which each of them has agreed to vote their rStar shares in favor of the Acquisition Agreement and the transactions contemplated thereby. It is presently contemplated that a special meeting of the rStar stockholders will be held during the third quarter of 2001.

      The foregoing description of the Acquisition Agreement and the transactions contemplated thereby, is not complete and is qualified in its entirety by reference to the Acquisition Agreement, attached as an exhibit hereto, and the tender offer documents, which will filed with the Securities and Exchange Commission upon commencement as an exhibit to Schedule TO. A press release issued by the rStar and Gilat on April 23, 2001 announcing the transactions contemplated in the Acquisition Agreement is also attached as an exhibit hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (a) and (b) Not Applicable.

      (c) Exhibits. The following exhibits are filed with this report, and the foregoing description is modified by reference to such exhibits:

2.1	Acquisition Agreement dated as of April 23, 2001 by and among Gilat To Home Latin America (Holland) N.V., rStar Corporation, and Gilat Satellite Networks Ltd. relating to the acquisition of Starband Latin America (Holland) B.V. (schedules and exhibits omitted).

99.1	Press Release dated April 23, 2001 of Gilat Satellite Networks Ltd. and rStar Corporation.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

rStar Corporation

By: /s/ Lance Mortensen

Lance Mortensen,

President, Chief Executive Officer and Chairman of the Board of Directors

Date: April 27, 2001